Exhibit 21.1

List of Subsidiaries*

Cole Operating Partnership V, LP, a Delaware limited partnership

CRI REIT V, LLC, a Delaware limited liability company

*	Does not include subsidiaries of Cole Operating Partnership V, LP that hold investment assets, if any.